Exhibit 99.1
Trupanion Appoints Jackie Davidson, Former CFO of Market Leader, to Board of Directors
Announces Changes in Executive Roles
SEATTLE, September 7, 2018 – Trupanion, Inc. (Nasdaq: TRUP) a leader in medical insurance for cats and dogs, announced today the appointment of Jackie Davidson to its Board of Directors, effective September 5, 2018.
With over 25 years of experience as an operating executive for a number of private and public companies, Davidson brings deep financial knowledge and expertise to Trupanion. She has been a key player on innovative leadership teams in SaaS tech businesses and in a variety of other industries. Most recently, she was the CFO at Market Leader which was sold to Trulia.
Darryl Rawlings, CEO of Trupanion commented, "We are very pleased to welcome Jackie to our Board. Jackie is a seasoned financial leader with a strong track record in guiding companies through periods of growth and innovation. We look forward to working closely with Jackie and our board as we continue to grow Trupanion and the broader medical insurance for pets category.”
With regards to her appointment, Davidson stated, "Trupanion is leading its category and has amazing potential. I look forward to joining the Board of Directors during an exciting time in the Company’s history and leveraging my own experience with companies that were innovating and breaking ground in meaningful ways.”
Davidson also serves on the board of BuildPulse and is a member of the Board of Trustees for the Washington CPA Foundation. She also serves on the advisory board of ClientLinkt. She is an investor in Seattle Angel Fund, an NACD Governance Fellow, and a CPA. She is a member of the National Association of Corporate Directors, AICPA, and WSCPA.
In addition, Trupanion announced changes in responsibilities of members of its management team. Ian Moffat, Trupanion’s current Chief Operating Officer, will refocus his role internally to head the Company’s strategic initiative focusing on the impact pet food has on a pet’s health. As a result, Mr. Moffatt’s operations functions have been absorbed by Trupanion’s existing leadership team, primarily between TJ Houk and Margi Tooth, who together have been with the Company for over 10 years.
About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States and Canada. For almost two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. For more information, please visit trupanion.com

Investors
Laura Bainbridge
Addo Investor Relations
investorrelations@trupanion.com
310-829-5400
Media
Scott Janzen, Trupanion Director of Communications
888.612.1138 ext 3450
scott.janzen@trupanion.com